EXHIBIT 5

                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007

                                  June 27, 2000

Giga Information Group, Inc.
139 Main Street
Cambridge, Massachusetts 02142

                  Ladies and Gentlemen:

                  We have acted as counsel to Giga Information Group, Inc. (the "Corporation") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission on the date hereof with respect to 250,000 shares of common stock, par value $.001 per share (the "Common Stock"), of the Corporation being registered in connection with the Giga Information Group, Inc. 1997 Director Option Plan, as amended (the "Plan").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Corporation, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Corporation.

Giga Information Group, Inc.
June 27, 2000
Page 2

                  Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock to be issued to participants upon the exercise of any stock options duly granted in accordance with the Plan have been duly authorized and, when issued and delivered upon receipt by the Corporation of the required consideration in accordance with the Plan, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                  The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                          Very truly yours,

                         /s/ WEIL, GOTSHAL & MANGES LLP